Exhibit 13.2
906 Certification
May 20, 2010
The certification set forth below is being submitted to the Securities and Exchange Commission in connection with the Annual Report on Form 20-F for the year ended December 31, 2009 (the “Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.
Grace Wu, the Chief Financial Officer of Shanda Interactive Entertainment Limited, certifies that, to the best of her knowledge:
1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Shanda Interactive Entertainment Limited.
This certification has not been, and shall not be deemed, “filed” with the Securities and Exchange Commission.

/s/ Grace Wu
Name:	Grace Wu
Title:	Chief Financial Officer